BlackRock Series Fund, Inc. ("the Registrant"): BlackRock
Total Return Portfolio
77D(g)

Policies with respect to security investments



 A supplement dated February 22, 3013 immediately amended the Principal Investment Strategy and Principal Risks to the BlackRock Total Return Portfolio.
 "Principal Investment Strategy" of the Fund:
The Fund may invest up to 15% of its net assets in collateralized debt obligations ("CDOs"), of which 10%
(as a percentage of the Fund's net assets) may be in collateralized loan obligations ("CLOs"). CDOs are types of asset-backed securities. CLOs are ordinarily issued by a trust or other special purpose entity and are typically collateralized by a pool of loans, which may include, among others, domestic and non-U.S. senior secured loans, senior unsecured loans, and subordinate corporate loans, including loans that may be rated below investment grade or equivalent unrated loans, held by such issuer.
Each Fund's Prospectus is amended by adding the following as a "Principal Risk" of the Fund:
Collateralized Debt Obligations Risk - In addition to the typical risks associated with fixed income securities and asset-backed securities, CDOs carry additional risks including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the risk that the collateral may default or decline in value or be downgraded, if rated by a nationally recognized statistical rating organization; (iii) the Fund may invest in tranches of CDOs that are subordinate to other tranches; (iv) the structure and complexity of the transaction and the legal documents could lead to disputes among investors regarding the characterization of proceeds; (v) the investment return achieved by the Fund could be significantly different than those predicted by financial models; (vi) the lack of a readily available secondary market for CDOs; (vii) risk of forced
"fire sale" liquidation due to technical defaults such as coverage test failures; and (viii) the CDO's manager may perform poorly. In addition, investments in CDOs may be characterized by the Fund as illiquid securities.